For release:                                         Dec. 9, 1998, 4 p.m. CST



                    TRANSACTIONS TO GIVE ILLINOVA FRESH START

            Utility takes aggressive moves to exit nuclear business,
               reposition itself as growth-oriented energy company

     DECATUR, Ill. (Dec. 9, 1998) -- Illinova Corp. today announced it will exit its nuclear business, proceed with an accounting restructuring, and pursue other strategic opportunities for positioning itself as a competitive leader in new energy markets.

     The decisions came at the company's board of directors meeting earlier today in Chicago. The company has not yet determined the specific path for exiting the Clinton Power Station, its 950-megawatt nuclear generating facility. The most likely alternatives are selling the plant or shutting it down. To date, a number of companies have expressed interest in purchasing the plant.

     Illinova Chairman, President and CEO Charles E. Bayless said today's board actions are "watershed decisions.

     "We've set in motion processes that will give Illinova a fresh start, both financially and from a business strategy perspective," he said.

     "I am excited about the opportunities we've identified, but I continue to be frustrated by the diversion of attention and resources to the Clinton plant," Bayless said. "Mitigating the risks of being a single-unit nuclear operator is a first step that will clear the way for us to pursue forward-looking business strategies. But before we can move ahead, we must permanently resolve the Clinton issues and get them behind us quickly."


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ILLINOVA
Dec. 9, 1998
Page 2


Accounting restructuring, securitized debt permit fresh start

     In conjunction with today's decision to dispose of its nuclear assets, the board also moved to effect a quasi-reorganization, whereby a company restates the value of all its assets and liabilities to current market value. The Securities and Exchange Commission last month confirmed for Illinova that such an accounting procedure would be acceptable if the company were to exit the nuclear business.

     The company will write down to market value the Clinton Station -- whose current book value, net of tax, is approximately $1.6 billion but whose market value is far less -- and write up to market value its fossil generating stations -- older assets that have been depreciated to a book value of approximately $500 million but whose market value is considerably greater. New valuations will be reflected in the company's year-end balance sheet. The write-down of the company's nuclear assets will result in a charge to earnings and thus a substantial per-share loss for 1998. The write-up of fossil assets will be recorded as a direct increase to equity, but does not affect reported net income. At the end of the quasi-reorganization process, Illinova's retained earnings balance will be $0.

     Another element of the company's "fresh start" is Illinois Power's issuance later this week of $864 million of securitized debt, an initiative to significantly reduce its cost of capital. The new debt issue is the single largest financing in the company's history. Illinois Power will use the proceeds to refinance its outstanding debt, retire preferred equity, and


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ILLINOVA
Dec. 9, 1998
Page 3

repurchase common equity. In October the Board approved the repurchase of up to 12 million shares of Illinova common stock in conjunction with Illinois Power's upcoming issuance of securitized debt.

Board will pursue strategies for growth

     The board today affirmed its strategy of continuing investments for growth and development in its unregulated subsidiaries, Illinova Generating and Illinova Energy Partners.

     "Our decisions today will allow Illinova to be more nimble as we reposition ourselves for growth in the quickly changing energy market," Bayless said.

     In other action, the Illinova board today declared a common stock dividend of 31 cents per share, payable Feb. 1, 1999, to shareholders of record Jan. 11.

     Illinova Corp., headquartered in Decatur, Ill., is an energy services company with annual revenues of $2.5 billion. Its subsidiaries include Illinois Power, an electric and natural gas utility; Illinova Generating, which invests in, develops and operates independent power projects worldwide; and Illinova Energy Partners, which markets energy and energy-related services in the United States and Canada.
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